SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2005

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2005, Avaya Inc. (the “Company”) determined to accelerate the vesting of certain outstanding stock options exercisable for Avaya common stock.  Based on this action, all stock options outstanding as of July 26, 2005 (the “Effective Date”) having an exercise price greater than or equal to the higher of (i) $13.00 or (ii) 125% of the closing price of a share of Company common stock on the New York Stock Exchange on July 26, 2005, will vest and become fully exercisable as of the Effective Date.  Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remain unchanged.

Under Revised Financial Accounting Standards Board Statement No. 123, “Share-Based Payment,” the Company will apply the expense recognition provisions relating to stock options beginning in the Company’s first fiscal quarter of 2006.  As a result of the acceleration described above, the Company expects to reduce the stock option expense it otherwise would be required to record.  For example, accelerating the vesting on all stock options with an exercise price of $13.00 or more would result in the vesting of approximately 10.2 million stock options and reduce stock option expense by approximately $62 million over the next three years on a pre-tax basis.  The actual reduction in stock option expense on a pre-tax basis will vary depending upon the ultimate number of stock options with vesting periods that are accelerated on July 26, 2005.

Item 2.02 Results of Operations and Financial Condition.

In accordance with SEC Release No. 33-8126, the following information is furnished under Item 2.02, “Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On July 25, 2005, Avaya Inc. (the “Company”) issued a press release reporting financial results for the fiscal quarter ended June 30, 2005 and held a public webcast in connection with the issuance of the press release. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

The Company provides adjusted earnings per share data in the webcast presentation and in the press release as additional information to help investors better understand its financial results.  This is a non-GAAP financial measure.  This measure excludes the impact of a tax settlement and certain other items that the Company believes may affect the comparability of its historical results of operations.  The webcast presentation also includes a slide relating to net cash.  This financial measure is a non-GAAP financial measure.

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures in the Company’s webcast presentation (in the case of net cash) and in the press release (in the case of adjusted earnings per share) attached as Exhibit 99.1 hereto.

Management believes that the presentation of adjusted earnings per share excluding the effects of a tax settlement and certain other items helps investors compare the Company’s financial results for the current quarter to its financial results for prior quarters and therefore provides investors with a more meaningful understanding of the Company’s ongoing operating performance.  In addition, the Company’s management uses these measures when reviewing the Company’s financial results.  Management believes that the presentation of net cash in the webcast presentation provides useful information to investors about the Company’s ability to satisfy its debt obligations with currently available funds.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Item 9.01. Financial Statements and Exhibits.

(c)                                                                                  Exhibits.

99.1             Press Release issued by Avaya Inc. dated July 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: July 25, 2005	By:	/s/	Garry K. McGuire
		Name:	Garry K. McGuire
Title: Chief Financial Officer and
Senior Vice President,
Corporate Development

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of Avaya Inc. dated July 25, 2005